EXHIBIT 99.1

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Completes Merger with PHC to Become the Leading Publicly Traded

Pure-Play Inpatient Behavioral Health Care Company

Begins Trading on NASDAQ under Symbol ACHC

FRANKLIN, Tenn. (Nov. 1, 2011) – Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced the completion its merger with PHC, Inc., d/b/a Pioneer Behavioral Health. As a result of the transaction, Acadia is the country’s leading publicly traded pure-play provider of inpatient behavioral health care services, based upon licensed beds. The Company operates 34 facilities, with approximately 1,950 licensed beds in 18 states, which would have produced annual revenues of more than $325 million on a pro forma basis for the twelve months ended June 30, 2011.

Commenting on the announcement, Joey Jacobs, Chairman and Chief Executive Officer of Acadia, said, “The completion of this merger brings a great team of dedicated and skilled professionals to Acadia and an outstanding portfolio of facilities and services. In addition, by improving the Company’s access to capital as a public company, the transaction enhances our ability to drive Acadia’s growth through additional acquisitions in the highly fragmented behavioral health care services industry. Based on our management team’s significant industry experience and expertise, we are confident of our ability to complete and successfully integrate such transactions, as well as to produce increased organic growth, productivity and efficiency in the facilities we operate.”

Risk Factors

This news release contains forward-looking statements Generally words such as “may”, “will”, “should”, “could”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include the risk that (i) payments received from the government and third-party payors may be reduced; (ii) Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (iii) the businesses of Acadia and Pioneer Behavioral Health may not be integrated successfully; and (iv) Acadia may not be able to identify, finance and integrate future acquisitions. These factors and others are more fully described in Acadia’s Registration Statement on Form S-4 and its periodic reports and other filings with the SEC.

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ACHC Completes Merger with PHC

November 1, 2011

About Acadia Healthcare Company, Inc.

Founded in December 2005, Acadia is a leading provider of inpatient behavioral health care services. Acadia operates a network of 34 behavioral health facilities with approximately 1,950 licensed beds in 18 states. Acadia provides premier psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs. For additional information about Acadia, visit the Company’s website at www.acadiahealthcare.com.

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